EXTENSION AMENDMENT

From:	Highland Funds II, on behalf of its series Highland Small-Cap Equity Fund
c/o Highland Capital Management Fund Advisors, L.P. 200 Crescent Court, Ste. 700
Dallas, TX 75201
Attn: Will Mabry
Facsimile no.: (972) 628-4147

To:	The Bank of New York Mellon

Re:	Extension Amendment

Date:	May 13, 2019

In accordance with Section 1.01 of the Master Margin Loan Agreement dated as of May 18, 2017, between Highland Funds II, on behalf of its series Highland Small-Cap Equity Fund (the “Borrower”), and The Bank of New York Mellon (the “Bank”), the Borrower hereby proposes to extend the Maturity Date and make such other adjustments as are specified herein. If the Bank accepts, then upon the Bank’s execution of this Extension Amendment (the date of such execution, the “Extension Effective Date”), the Maturity Date (the “Old Maturity Date”) shall be extended to the New Maturity Date specified below (the “New Maturity Date”) and the following terms shall apply for the period from and including the Extension Effective Date to but excluding the New Maturity Date.

New Maturity Date:	May 16, 2020
New Margin Loan Commitment Amount:	$25,000,000
New Spread:	1.20%
New Commitment Fee Rate:	0.40%

If you accept the proposal set out above, please execute this Extension Amendment and return a copy to us.

[Signature Page Follows]

EXTENSION AMENDMENT

Yours Sincerely,
HIGHLAND FUNDS II, on behalf of
Highland Small-Cap Equity Fund

By: /s/ Cliff Stoops
Name: Cliff Stoops
Title: Assistant Treasurer

Extension Amendment accepted and executed as of     May 14, 2019                         by

THE BANK OF NEW YORK MELLON

By: /s/ Stephen Brennan
Name: Stephen Brennan
Title: Director

By: /s/ Kieran Lynch
Name: Kieran Lynch
Title: Managing Director